SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K



                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): December 28, 1999

                                 NCT Group, Inc.
               (formerly Noise Cancellation Technologies, Inc.)
              (Exact name of Registrant as specified in Charter)


      Delaware                         0-18267                59-2501025
(State or other juris-               (Commission             (IRS Employer
diction of incorporation)            File Number)            Identification
                                                                 Number)


1025 West Nursery Road, Linthicum, Maryland                         21090
(Address of principal executive offices)                          (Zip Code)

Registrant's telephone number including area code:              (410) 636-8700


                                     None
         (Former name or former address, if changes since last report)

Item 5.  Other Events.

NCT Group, Inc. (the "Company") has recently executed an equity transaction with three parties, two of which were parties to a previously reported transaction in early October 1999.

As previously reported, the Company executed a Securities Exchange Agreement, dated as of October 9, 1999 (the "Exchange Agreement"), among the Company, Austost Anstalt Schaan ("Austost") and Balmore Funds S.A. ("Balmore"). Pursuant to the Exchange Agreement, on October 26, 1999 the Company issued a total of 17,333,334 shares to Austost and Balmore (the "Exchange Shares") in exchange for 532 shares of common stock of NCT Audio Products, Inc., a subsidiary of the Company ("NCT Audio"), held by Austost and Balmore. The effective per share price of the Exchange Shares received by Austost and Balmore was $0.06 per share (representing the total purchase price originally paid by Austost and Balmore for the NCT Audio Shares of $1.0 million divided by 17,333,334). This effective per share price was $0.115, or 65.7%, less than the closing bid price of the Company's common stock on the over-the-counter market as reported by the OTC Bulletin Board on October 25, 1999. This effective per share price may be subject to increase upon the application of an exchange ratio adjustment provision contained in the Exchange Agreement on February 15, 2000 (or an earlier date agreed to by all the parties) and may be subject to decrease upon the application of a reset provision contained in the Exchange Agreement on April 24, 2000 and on July 24, 2000, both as described below.

Under the exchange ratio adjustment provision, the Company has the right to re-determine the price of the Exchange Shares issued to each of Austost and Balmore on February 15, 2000 (or another date not later than February 15, 2000 that is mutually agreed upon by the Company, Austost and Balmore). If the aggregate value of the Exchange Shares issued to Austost and Balmore is greater than $2,600,000 based upon the closing bid price of the Company's common stock as reported on the OTC Bulletin Board on such date, Austost and Balmore are required to return to the Company any such Exchange Shares representing the excess amount. Under the reset provision contained in the Exchange Agreement, on April 24, 2000, and again on July 24, 2000, the Company may be required to issue additional shares to either Austost or Balmore or both if the sum of certain items on those dates is less than $2,600,000. Those items are: (i) the aggregate market value of the Exchange Shares held by Austost and Balmore (based on the per share closing bid price on those dates); (ii) the market value of any Exchange Shares transferred by Austost and Balmore as permitted under the Exchange Agreement (based on the per share closing bid price on the date of transfer); and (iii) any amounts realized by Austost and Balmore from sales of any such shares prior to April 24, 2000 or July 24, 2000, as the case may be. The number of additional shares of common stock that the Company would be obligated to issue in such case would be a number of shares having an aggregate market value (based on the per share closing bid price on such date) that, when added to the sum of items (i), (ii) and (iii) set forth above, would equal $2,600,000.

In addition to the above transaction, the Company executed a Securities Purchase Agreement, dated as of December 27, 1999 (the "Purchase Agreement"), among the Company, Austost, Balmore and Nesher, Inc. ("Nesher"). Based on an offer as of November 9, 1999, the Company, Austost, Balmore and Nesher entered into the Purchase Agreement whereby the Company, on December 28, 1999, issued a total of 3,846,155 shares (the "SPA Shares") to Austost, Balmore and Nesher for a total purchase price of $500,000. The price of the SPA Shares was $0.13 per share, which was $0.03, or 19%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on November 8, 1999, and $0.015, or 10%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on December 27, 1999. This per share price may be subject to decrease upon the application of a reset provision contained in the Purchase Agreement on June 26, 2000 and on September 25, 2000 as described below.

Under the reset provision contained in the Purchase Agreement, on June 26, 2000, and again on September 25, 2000, the Company may be required to issue additional shares to one or more of Austost, Balmore or Nesher if the sum of certain items on those dates is less than 120% of the total purchase price paid by Austost, Balmore and Nesher for the SPA Shares. Those items are: (i) the aggregate market value of the SPA Shares held by Austost, Balmore and Nesher (based on the per share closing bid price on those dates); (ii) the market value of any SPA Shares transferred by Austost, Balmore and Nesher as permitted under the Purchase Agreement (based on the per share closing bid price on the date of transfer); and (iii) any amounts realized by Austost, Balmore and Nesher from sales of any such shares prior to June 26, 2000 or September 25, 2000, as the case may be. The number of additional shares of common stock that the Company would be obligated to issue in such case would be a number of shares having an aggregate market value (based on the per share closing bid price on such date) that, when added to the sum of items (i), (ii) and (iii) set forth above, would equal 120% of the total purchase price paid by Austost, Balmore and Nesher for the SPA Shares.

Item 7.  Financial Statements and Exhibits.

Exhibit
Number      Description of Exhibit

 10(a) Securities Exchange Agreement, dated as of October 9, 1999, among the Company, Austost Anstalt Schaan and Balmore Funds S.A.

 10(b) Registration Rights Agreement, dated as of October 9, 1999, among the Company, Austost Anstalt Schaan and Balmore Funds S.A.

 10(c) Securities Purchase Agreement, dated as of December 27, 1999, among the Company, Austost Anstalt Schaan, Balmore Funds S.A. and Nesher, Inc.

 10(d) Registration Rights Agreement, dated as of December 27, 1999, among the Company, Austost Anstalt Schaan, Balmore Funds S.A., Nesher, Inc. and Libra Finance S.A.

                                    SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    NCT GROUP, INC.


                                    By  /s/ CY E. HAMMOND
                                        -----------------
                                        Cy E. Hammond
                                        Senior Vice President,
                                        Chief Financial Officer

Dated:  January 12, 2000